CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Auditors" and to the use of our report dated February 2, 2004, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-00824 and 811-04428) of Dreyfus U.S. Treasury Intermediate Term Fund.

New York, New York April 22, 2004
ERNST & YOUNG LLP